Exhibit (a)(5)(H)

Press Release

Media Contact: LuAnn Walden, Corporate Communications Maxim Integrated (408) 601-5430 luann.walden@maximintegrated.com	Financial Contacts: Venk Nathamuni, Investor Relations Maxim Integrated (408) 601-5293 venk.nathamuni@maximintegrated.com

Mike Burns, Chief Financial Officer Volterra Semiconductor (510) 743-1336 mburns@volterra.com

Maxim Integrated Announces Receipt of U.S. Antitrust Clearance Following Expiration of Applicable Waiting Period for Acquisition of Volterra Semiconductor

SAN JOSE, CA – September 9, 2013 – Maxim Integrated Products, Inc. (NASDAQ:MXIM) announced it has received antitrust clearance from the U.S. antitrust agencies for its acquisition of Volterra Semiconductor Corporation (NASDAQ:VLTR) following the expiration of the relevant waiting period.

With respect to the previously commenced cash tender offer to purchase all outstanding shares of common stock of Volterra, the parties submitted their respective filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) on August 22, 2013 and the applicable waiting period under HSR expired at 11:59 p.m., New York City time, September 6, 2013. HSR clearance satisfies one of the conditions to consummate the tender offer.

As announced on August 15, 2013, Maxim and Volterra entered into a definitive merger agreement under which Maxim would acquire Volterra for $23 per share in a transaction valued at approximately $605 million equity value or $450 million net of Volterra’s cash position of approximately $155 million.

About Maxim Integrated

At Maxim Integrated, we put analog together in a way that sets our customers apart. In Fiscal 2013, we reported revenues of $2.44 billion.

About Volterra

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The Company is focused on creating products with high intellectual property content that match specific customer needs. For more information please visit www.Volterra.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements generally can be identified by phrases such as Maxim, Volterra or management of either company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Maxim or Volterra stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the ability of the parties to consummate the proposed merger and the satisfaction of the conditions precedent to consummation of the proposed merger, including the ability to secure regulatory approvals at all or in a timely manner; the ability of Maxim to successfully integrate Volterra’s operations, product lines and technology and realize additional opportunities for growth; the ability of Maxim to realize synergies in terms of growth and cost savings; and the other risks and important factors contained and identified in Maxim’s and

Volterra’s most recent Annual Report on Form 10-K, and other SEC filings of the companies, that could cause actual results to differ materially from the forward-looking statements. All forward-looking statements included in this news release are made as of the date hereof, based on the information available to Maxim as of the date hereof, and Maxim assumes no obligation to update any forward-looking statement except as required by law.

Important Additional Information and Where to Find It

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Volterra’s stock. On August 30, 2013, Maxim filed with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, letter of transmittal, and other related documents. Also on August 30, 2013, Volterra filed with the SEC a solicitation/recommendation statement on Schedule 14D-9. Stockholders should read the offer to purchase and solicitation/recommendation statement and the tender offer statement on Schedule TO (in each case, as may be amended from time to time) and related exhibits, as they contain important information about the tender offer. Stockholders can obtain these documents free of charge from the SEC’s website at www.sec.gov or by contacting the investor relations departments of Maxim or Volterra.